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                                                                    EXHIBIT 10.5

                              (Heafner letterhead)



May 5, 1999


VIA FEDERAL EXPRESS AND FACSIMILE

BankBoston, N.A., as Administrative Agent
115 Perimeter Center Place, N.E.
Suite 500
Atlanta, Georgia  30346
Attention:  Christopher R. Nairne
Facsimile:  770-393-4166


         Re: Stock Purchase Agreement between stockholders of The J. H. Heafner Company, Inc. and Charlesbank Equity Fund IV, Limited Partnership

Ladies and Gentlemen:

Reference is made to the Amended and Restated Loan and Security Agreement (the "Loan Agreement"), dated as of May 20, 1998, as amended by the letter dated November 30, 1998 from the Lenders to Heafner, by and between The J.H. Heafner Company, Inc. ("Heafner"), Oliver & Winston, Inc., The Speed Merchant, Inc. and ITCO Holding Company, Inc., as Borrowers, the financial institutions from time to time party thereto, as Lenders, Fleet Capital Corporation and First Union National Bank, as Co-Agents, and BankBoston, N.A., as Administrative Agent for the Lenders. Capitalized terms used and not defined in this letter are defined in the Loan Agreement.

On April 21, 1999, the controlling stockholders of Heafner entered into a definitive agreement (the "Stock Purchase Agreement") for the sale of all of their shares of capital stock of Heafner to Charlesbank Equity Fund IV, Limited Partnership (the "Purchaser"). A copy of the Stock Purchase Agreement is attached as Exhibit A to this letter. The closing of the sale and purchase under the Stock Purchase Agreement would, if consummated, constitute a Change of Control for purposes of Section 12.1(o) of the Loan Agreement and be an Event of Default.

Further, Section 3.14 of the Stock Purchase Agreement provides that, if requested by the Purchaser, the parties to the Stock Purchase Agreement will negotiate appropriate modifications so that the transactions contemplated thereby may be effected by means of a merger transaction involving Heafner. Certain management employees will also be offered the opportunity to purchase shares of the capital stock of Heafner on or after completion of the stock purchase


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transaction contemplated by the Stock Purchase Agreement, and to borrow from
Heafner the funds necessary to purchase such shares.

Heafner is soliciting the consent of holders of its outstanding 10% Senior Notes Due 2008 to amendments to both of the Indentures under which such Notes were issued that would, in effect, avoid the applicability of Section 4.09 of each such Indenture to the transactions contemplated by the Stock Purchase Agreement. The consent solicitation is more fully described in the consent solicitation statement attached as Exhibit B to this letter.

Certain persons have stock appreciation rights pursuant to agreements described in Schedule 6.1(b) to the Loan Agreement. The Loan Agreement provides that payments not greater than $1,500,000 in respect of such stock appreciation rights made by Heafner on or prior to the first anniversary of the Effective Date are to be excluded for purposes of determining the amount of Restricted Distributions and Restricted Payments permitted under Section 11.6 (Restricted Distributions and Payments, Etc.). Heafner currently anticipates that a portion of such $1,500,000 will be paid after the first anniversary of the Effective Date, but on or prior to June 30, 1999.

Heafner hereby requests that the Administrative Agent and the Lenders or Required Lenders, as applicable, waive compliance and effects of non-compliance by the Borrowers with the following provisions of the Loan Agreement:

1. Section 11.4 (Acquisitions) arising out of up to $2.5 million principal amount of loans outstanding to management employees the proceeds of which have been applied exclusively to pay the purchase price of shares of capital stock of Heafner.

2. Section 11.7 (Merger, Consolidation and Sale of Assets) and Section 9.1 (Preservation of Corporate Existence and Similar Matters) arising out of completion of the acquisition of common stock of Heafner by Purchaser by merger, rather than purchase of stock, provided that the effect of the financial terms of any such merger on Heafner and the other Borrowers shall be equivalent to the effect of the stock purchase contemplated by the Stock Purchase Agreement and Heafner shall be the surviving corporation of any such merger or the survivor shall be satisfactory to the Lenders and shall assume the obligations of Heafner under the Loan Agreement and the other Loan Documents in a manner satisfactory to the Administrative Agent in its reasonable judgment.

3. Section 11.11 (Amendments of Other Agreements) arising out of the effectiveness of the supplemental indentures (as discussed in Exhibit B hereto and as modified to reflect any additional amendments necessary in connection with a transaction described in paragraph 2 above) to be executed and delivered in connection with the consent of the holders of Heafner's Senior Notes to the transactions contemplated by the Stock Purchase Agreement (the "Noteholders' Consents").

Heafner hereby further requests that:



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A.       the Lenders waive the Event of Default that would otherwise occur under
         Section 12.1(o) (Change of Control) upon consummation of the transactions contemplated by the Stock Purchase Agreement;

B. Section 11.6 (Restricted Distributions and Payments, Etc.) of the Loan Agreement be amended by replacing the words "the first anniversary of the Effective Date" with "June 30, 1999"; and

C. the definition of "Senior Notes Indenture" in Section 1.1 of the Loan Agreement be amended by replacing such definition in its entirety with the following:

                  "Senior Notes Indenture" means (i) the Indenture dated as of May 15, 1998 between the Company, the subsidiary guarantors party thereto and First Union National Bank, as Trustee, as supplemented by a Supplemental Indenture dated as of February 22, 1999, (ii) the Indenture dated as of December 1, 1998 between the Company, the subsidiary guarantors party thereto and First Union National Bank, as Trustee, as supplemented by a Supplemental Indenture dated as of February 22, 1999, and (iii) any supplemental indenture entered into with the consent of the Lenders and the requisite holders of Senior Notes in connection with the Consent Solicitation Statement of the Company dated April 30, 1999.

Heafner acknowledges and agrees (1) that the consent of the Administrative Agent and the Required Lenders or Lenders, as the case may be, except as such consent specifically relates to paragraphs B. and C. above, is conditioned upon receipt by the Administrative Agent of evidence satisfactory to it that the Noteholders' Consents have been obtained and are in full force and effect, prior to consummation of the transactions contemplated by the Stock Purchase Agreement, and (2) that, except as expressly waived or modified above, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed.

If the foregoing is acceptable to you, please sign this letter in the space provided below (and ask the Lenders to do the same) to evidence the consent, acceptance and agreement of the Administrative Agent and the Lenders.

                                             Very truly yours,

                                             THE J. H. HEAFNER COMPANY, INC.


                                             By: /s/ Donald C. Roof
                                                -------------------------------
                                                     Donald C. Roof
                                                     Senior Vice President and
                                                     Chief Financial Officer





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Accepted and agreed:

BANKBOSTON, N.A.,
as Administrative Agent and as a Lender


By:     /s/ Roger Arsham
   -------------------------------
     Name:  ROGER ARSHAM
     Title: Vice President
     Date:

FIRST UNION NATIONAL BANK,
as Co-Agent and as a Lender


By:     /s/ John T. Trainor
   -------------------------------
     Name:  JOHN T. TRAINOR
     Title: Vice President
     Date:

FLEET CAPITAL CORPORATION,
as Co-Agent and as a Lender


By:     /s/ Rooney E. McSwain
   -------------------------------
     Name:  ROONEY E. MCSWAIN
     Title: Sr. Vice President
     Date:  May 14, 1999




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